IMMEDIATE RELEASE
March 16, 2006

Cintas Corporation Reports Third Quarter Fiscal 2006
Revenue and Earnings
Total Revenue increases 10.7%
Earnings Per Diluted Share increases 12.2%

CINCINNATI, March 16, 2006 — Cintas Corporation (Nasdaq:CTAS) today reported revenue for the third quarter of fiscal 2006 of $836 million, a 10.7 percent increase from the previous year’s third quarter revenue of $755 million. Net income of $77.7 million increased 9.0 percent from $71.3 million last year and earnings per diluted share of $.46 increased 12.2 percent from $.41 per diluted share last year.

Scott D. Farmer, President and Chief Executive Officer, stated, “On behalf of our Cintas employee partners, I am proud to report another quarter of solid results. We achieved double-digit growth in our business and delivered increased profit. For the third quarter, our revenue grew about 8 percent on an organic basis. Our gross margins were strong at 42.2 percent, up from 41.9 percent in the second quarter of fiscal 2006. These results continue to reflect historically high energy costs, which increased approximately 8 percent, or 0.3 percent of revenue, from the second quarter of fiscal 2006. In fact, energy costs have risen 39 percent, or 0.8 percent of revenue, from the third quarter of fiscal 2005.”

For the nine months ended February 28, 2006, revenue of $2.50 billion increased 10.5 percent compared to $2.26 billion over the prior year, while earnings per share rose to $1.39 per diluted share from $1.26 per diluted share, a 10.3 percent increase over the prior year.

Mr. Farmer added, “We recently announced our acquisition of certain assets of Van Dyne Crotty, Inc. This acquisition closed three weeks prior to the end of the quarter and we are very pleased with the results and integration progress to date. The Van Dyne Crotty acquisition demonstrates our commitment to the uniform rental industry, but we also continue to expand into other products and services which capitalize on our service expertise and infrastructure. Recently, we expanded our services even further by offering our new Sanis Ultra-Clean service, a restroom cleaning service. We are excited about the long-term potential of this service, which is yet another example of how we have truly become “Cintas, The Service Professionals”.

Cintas was also recently included in the NASDAQ Dividend Achievers Index, a new index designed for dividend-focused investors to track the performance of U.S. companies which are listed on NASDAQ and meet certain long-term dividend performance criteria. Mr. Farmer commented, “Our inclusion in this Index is a tribute to our track record of increasing our annual dividend every year since we went public in 1983. During that timeframe, we have increased our dividend by 21 percent on a compound annual basis. We are honored to be identified and included in this new Index.”

Strong Balance Sheet

The Company’s balance sheet continues to be strong. Despite the increased debt related to the acquisition of certain Van Dyne Crotty assets, debt to total capitalization is only at 22.6 percent as of February 28, 2006, versus 18.5 percent as of February 28, 2005. Cash and marketable securities was $251 million as of February 28, 2006, compared to $368 million a year ago. Total shareholders’ equity was $2.2 billion as of February 28, 2006.

Outlook

Mr. Farmer commented, “Our financial results continue to be negatively impacted by the hurricanes that hit the Gulf Coast region. We are actively pursuing settlement of our losses with our insurance carrier and to date have not offset these losses in our financial statements. Additionally, the rapid rise in energy costs during this fiscal year continues to impact our results and we anticipate continued cost pressure in this area.”

Mr. Farmer continued, “Taking these factors into account, we are refining our guidance for the remainder of fiscal 2006. For our fiscal year 2006, which ends May 31, 2006, our forecast is for revenue to be in the range of $3.38 to $3.42 billion compared to revenues for fiscal 2005 of $3.07 billion. Our guidance for earnings per diluted share is $1.92 to $1.96 compared to $1.74 for fiscal 2005.”

About Cintas

Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid and safety products, fire protection services and document management services for approximately 700,000 businesses. Cintas is a publicly held company traded over the Nasdaq National Market under the symbol CTAS, and is a Nasdaq-100 company and component of the Standard & Poor’s 500 Index. The Company has achieved 36 consecutive years of growth in sales and earnings, to date.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements may be identified by words such as “estimates”, “anticipates”, “projects”, “plans”, “expects”, “intends”, “believes”, “seeks”, “could”, “should”, “may”, and “will” or the negative versions thereof and similar expressions and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ from those set forth in or implied by this news release. Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including fuel costs, lower sales volumes, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor including medical costs, costs and possible effects of union organizing activities, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, the initiation or outcome of litigation, higher assumed sourcing or distribution costs of products, the disruption of operations from catastrophic events, changes in federal or state tax laws and the reactions of competitors in terms of price and service. Forward-looking statements speak only as of the date made. Cintas undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date on which they are made.

For additional information, contact:

William C. Gale, Senior Vice President-Finance and Chief Financial Officer--513-573-4211

Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended			Nine Months Ended
	Feb. 28, 2006	Feb. 28, 2005	% Chng.	Feb. 28, 2006	Feb. 28, 2005	% Chng.
Revenue:
Rentals	$631,322	$582,619	8.4	$1,890,920	$1,748,086	8.2
Other services	205,099	172,622	18.8	604,761	509,951	18.6

Total revenue	$836,421	$755,241	10.7	$2,495,681	$2,258,037	10.5

Costs and expenses (income):
Cost of rentals	$350,655	$320,724	9.3	$1,039,738	$961,767	8.1
Cost of other services	132,796	113,063	17.5	397,024	340,023	16.8
Selling and administrative expenses	223,269	203,912	9.5	666,618	597,152	11.6
Interest income	(1,925)	(2,149)	-10.4	(4,959)	(4,785)	3.6
Interest expense	7,239	6,499	11.4	22,059	18,550	18.9

Total costs and expenses	$712,034	$642,049	10.9	$2,120,480	$1,912,707	10.9

Income before income taxes	$124,387	$113,192	9.9	$375,201	$345,330	8.7
Income taxes	46,642	41,860	11.4	139,950	127,772	9.5

Net income	$77,745	$71,332	9.0	$235,251	$217,558	8.1

Per share data:
Basic earnings per share	$0.47	$0.42	11.9	$1.40	$1.27	10.2

Diluted earnings per share	$0.46	$0.41	12.2	$1.39	$1.26	10.3

Basic shares outstanding	168,038	171,802		168,321	171,629
Diluted shares outstanding	168,599	172,790		168,915	172,700

CINTAS CORPORATION SUPPLEMENTAL DATA

	Three Months Ended			Nine Months Ended
	Feb. 28, 2006	Feb. 28, 2005	% Chng.	Feb. 28, 2006	Feb. 28, 2005	% Chng.
Rentals gross margin	44.5%	45.0%		45.0%	45.0%
Other services gross margin	35.3%	34.5%		34.4%	33.3%
Total gross margin	42.2%	42.6%		42.4%	42.3%
Net margin	9.3%	9.4%		9.4%	9.6%
Depreciation and amortization	$40,484	$37,121	9.1	$118,144	$110,185	7.2
Capital expenditures	$31,899	$27,093	17.7	$102,080	$100,956	1.1
Debt to total capitalization	22.6%	18.5%		22.6%	18.5%

Cintas Corporation
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands except share data)

	Feb. 28, 2006	May 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$48,043	$43,196
Marketable securities	202,758	266,232
Accounts receivable, net	358,033	326,896
Inventories, net	207,921	216,412
Uniforms and other rental items in service	322,044	305,450
Prepaid expenses	9,161	8,358

Total current assets	1,147,960	1,166,544

Property and equipment, at cost, net	848,899	817,198

Goodwill	1,123,795	889,538
Service contracts, net	180,104	146,596
Other assets, net	61,606	39,868

	$3,362,364	$3,059,744

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,031	$69,296
Accrued compensation & related liabilities	40,332	38,710
Accrued liabilities	216,371	166,428
Income taxes:
Current	37,105	32,864
Deferred	49,175	41,883
Long-term debt due within one year	4,284	7,300

Total current liabilities	409,298	356,481

Long-term debt due after one year	634,193	465,291

Deferred income taxes	134,342	133,837

Shareholders’ equity:
Preferred stock, no par value: 100,000 shares
authorized, none outstanding	--	--
Common stock, no par value: 425,000,000 shares
authorized
FY 2006: 172,477,911 shares issued and 168,116,977
shares outstanding
FY 2005: 172,127,502 shares issued and 170,658,601
shares outstanding	121,052	114,171
Retained earnings	2,212,419	2,035,992
Treasury stock
FY 2006: 4,360,934 shares; FY 2005: 1,468,901 shares	(172,374)	(58,204)
Other accumulated comprehensive income (loss):
Foreign currency translation	28,593	13,507
Unrealized loss on derivatives	(5,159)	(1,331)

Total shareholders' equity	2,184,531	2,104,135

	$3,362,364	$3,059,744

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended
	Feb. 2006	Feb. 2005
Cash flows from operating activities:

Net income	$235,251	$217,558

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	94,014	89,459
Amortization of deferred charges	24,130	20,726
Deferred income taxes	7,797	6,856
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable	(14,187)	(12,119)
Inventories	11,984	(27,143)
Uniforms and other rental items in service	(11,240)	(252)
Prepaid expenses	(790)	(1,319)
Accounts payable	(9,210)	3,476
Accrued compensation and related liabilities	1,622	(185)
Accrued liabilities	(32,293)	(24,816)
Income taxes payable	4,241	15,984

Net cash provided by operating activities	311,319	288,225

Cash flows from investing activities:

Capital expenditures	(102,080)	(100,956)
Proceeds from sale or redemption of marketable securities	74,820	35,099
Purchase of marketable securities	(11,346)	(164,065)
Acquisitions of businesses, net of cash acquired	(327,983)	(82,186)
Other	(13,830)	(1,877)

Net cash used in investing activities	(380,419)	(313,985)

Cash flows from financing activities:

Proceeds from issuance of debt	173,000	0
Repayment of debt	(7,068)	(7,264)
Stock options exercised	6,175	3,844
Repurchase of common stock	(114,170)	0
Other	16,010	13,683

Net cash provided by financing activities	73,947	10,263

Net increase (decrease) in cash and cash equivalents	4,847	(15,497)
Cash and cash equivalents at beginning of period	43,196	87,357

Cash and cash equivalents at end of period	$48,043	$71,860